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                                                                    EXHIBIT 12.1
                  COMPUTATION OF RATIOS OF EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERENCE DIVIDENDS)

(Dollar amounts in millions)
                                                          Year Ended December 31,                               Nine Months
                                                                                                                   Ended
                                                                                                               September 30,
                                                                                                                   2000
                                   -----------------------------------------------------------------------         ----
                                           1995           1996          1997           1998          1999
                                           ----           ----          ----           ----          ----
Income from continuing
  operations before income taxes
  and minority interest                   $75.3          $91.2        $113.4         $138.1         $93.1          130.0

Fixed charges:
Interest expensed and capitalized            --            6.2           7.8            8.8          11.0           12.4
One-third of rentals                        0.5            0.9           1.0            0.9           1.4            1.4
                                   ------------- -------------- ------------- -------------- -------------    ----------------
   Total fixed charges                      0.5            7.1           8.8            9.7          12.4           13.8
Less interest capitalized, net
 of amortization                             --             --            --             --            --             --
Income from continuing
  operations before income taxes
  and minority interest plus              $75.8          $98.3        $122.2         $147.8         105.5          143.8
  fixed charges
                                   ============= ============== ============= ============== =============    ================

Ratio of earnings to fixed                151.6           13.8          13.9           15.2        8.5(1)           10.4
charges
                                   ============= ============== ============= ============== =============    ================

(1) Coverage ratio in 1999 is lower than other periods presented due to the inclusion of $75.3 of net realized investment losses primarily associated with the recapture of one block of business by General American Life Insurance Company.